Exhibit 5.1
Gregg P. Barnard
E-MAIL: gbarnard@woodburnandwedge.com
DIRECT DIAL: (775) 688-3025
December 12, 2006
Endeavour International Corporation
1000 Main Street, Suite 3300
Houston, TX 77002
Ladies and Gentlemen:
     This opinion is delivered in connection with a Registration Statement on Form S-3, filed with the Securities Exchange Commission on the date hereof (the “Registration Statement”) of Endeavour International Corporation, a Nevada corporation (the “Company”), relating to the registration of 85,000,000 shares of the Company’s Common Stock, $.001 par value (the “Common Stock”), which may be issued (a) upon conversion into shares of the Company’s Common Stock of the Company’s Series A Preferred Stock or the Company’s Series C Preferred Stock (in the event that the Company’s Series A Preferred Stock is converted by its terms into the Company’s Series C Preferred Stock) and (b) in payment of dividends on and pursuant to the terms and conditions of the Company’s Series A Preferred Stock or the Company’s Series C Preferred Stock. As special Nevada counsel for the Company, we advise you as follows.
     In connection with rendering this opinion, we have examined or are familiar with the Articles of Incorporation of the Company, as amended to the date hereof (the “Articles of Incorporation”) including, without limitation the Certificate of Designation of Series A Preferred Stock of the Company, as filed with the Nevada Secretary of State on October 30, 2006 (the “Series A Certificate”) and the Certificate of Designation of Series C Preferred Stock of the Company, as filed with the Nevada Secretary of State on October 30, 2006 (the “Series C Certificate”), the Bylaws of the Company, as amended to the date hereof, the corporate proceedings with respect to the designation and issuance of the Company’s Series A Preferred Stock and the designation of the Company’s Series C Preferred Stock and such other certificates, instruments and documents as we have considered necessary or appropriate for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid records, certificates of officers of the Company, and the Registration Statement.

Endeavour International Corporation
December 12, 2006

     Subject to the foregoing and the additional qualifications, limitations and additional assumptions set forth below, we are of the opinion that:
     1. The Company is a corporation duly organized and legally existing under the laws of the State of Nevada and is in good standing under said laws.
     2. Upon conversion of the Series A Preferred Stock into shares of the Company’s Common Stock in accordance with the terms and conditions of the Company’s Articles of Incorporation and the Series A Certificate, the shares of the Company’s Common Stock issued in connection with the conversion of the Series A Preferred Stock, will be validly issued, fully paid and non-assessable.
     3. Upon (i) conversion of the Series A Preferred Stock into shares of the Company’s Series C Preferred Stock in accordance with the terms and conditions of the Company’s Articles of Incorporation and the Series A Certificate, and (ii) conversion of the Series C Preferred Stock into shares of the Company’s Common Stock in accordance with the terms and conditions of the Company’s Articles of Incorporation and the Series A Certificate, the shares of the Company’s Common Stock issued in connection with the conversion of the Series C Preferred Stock, will be validly issued, fully paid and non-assessable.
     4. To the extent shares of the Company’s Common Stock may be issued in payment of dividends as set forth in the Series A Certificate or the Series C Certificate, such shares of the Company’s Common Stock will be validly issued, fully paid and non-assessable when issued in accordance with the terms and conditions of (i) the Company’s Articles of Incorporation, including the Series A Certificate or Series C Certificate, as the case may be, or (b) pursuant to a resolution duly adopted by the Board of Directors of the Company declaring a dividend payable in shares of the Company’s Common Stock to the holders of the Series A Preferred Stock or Series C Preferred Stock, as the case may be, in accordance with the Company’s Articles of Incorporation, Bylaws, the provisions of Nevada law and as contemplated in the Series A Certificate and Series C Certificate.
     The foregoing opinion is limited to the matters expressly set forth herein and no opinion may be implied or inferred beyond the matters expressly stated. We disclaim any obligation to update this letter for events occurring after the date of this letter, or as a result of knowledge acquired by us after that date, including changes in any of the statutory or decisional law after the date of this letter. We are members of the bar of the State of Nevada. We express no opinion as to the effect and application of any United States federal law, rule or regulation or any securities or blue-sky laws of any state, including the State of Nevada. We are not opining on, and assume no responsibility as to, the applicability to or the effect on any of the matters covered herein of the laws of any other jurisdiction, other than the laws of Nevada as presently in effect.
     We hereby consent:
1.	To being named in the Registration Statement and in any amendments thereto as counsel for the Company;

Endeavour International Corporation
December 12, 2006

2.	To the statements with reference to our firm made in the Registration Statement of the Company on Form S-3; and

3.	To the filing of this opinion as an exhibit to the Registration Statement.
     In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Sincerely, WOODBURN and WEDGE
By:	/s/ Gregg P. Barnard
Gregg P. Barnard